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                                                                      EXHIBIT 21


                      SUBSIDIARIES OF PRESIDIO OIL COMPANY


COMPANY                                        STATE OF INCORPORATION
- -------                                        ----------------------
Presidio Exploration, Inc.                     Colorado


Presidio West Virginia, Inc.                   Delaware


Palisade Oil, Inc.                             Colorado